THE J. M. SMUCKER COMPANY

COMPANY POLICY

Clawback of Incentive Compensation

The Board of Directors (the “Board”) of The J. M. Smucker Company (the “Company”) has adopted this Company Policy—Clawback of Incentive Compensation (this “Policy”), effective as of April 30, 2012 (the “Effective Date”), relating to the recoupment of incentive-based compensation granted on or after the Effective Date (“Incentive Awards”) to current or former “executive officers” of the Company (each, a “Covered Employee”), as such term is defined in accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described in this Policy.

The Board reserves the right to amend or deviate from this Policy in its sole discretion.

Acknowledgement of this Policy

Each agreement documenting an Incentive Award that is granted to a Covered Employee on or after the Effective Date will include a provision requiring that the Covered Employee acknowledge and accept the terms and conditions of this Policy, as in effect on the date the Incentive Award is granted.

Recovery of Incentive Awards

The Board or the Executive Compensation Committee of the Board (the “Committee”) may demand repayment of an Incentive Award from any Covered Employee in the event of a required accounting restatement of a financial statement of the Company (whether or not based on misconduct) due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws.

Amount of Recovery

In the event that the Board or the Committee determines that an Incentive Award is repayable as set forth in this Policy, the Board or the Committee may recover such amount of the Incentive Award as it deems appropriate, including the amount or number of shares of any Incentive Award in excess of the amount or number of shares that would have been paid or distributed (or if no amount or shares would have been paid or distributed, then the entire amount or number of shares) according to the financial statements, as restated.

Limitations on Recovery

The right to recovery will be limited to Incentive Awards paid or distributed during the three years prior to the date on which the Company is required to prepare an accounting restatement of its financial statement.

Means of Recovery

The Board or the Committee may, in its sole discretion, recover Incentive Awards by reducing future payments or by seeking repayment or return of prior Incentive Awards made to the Covered Employee. All actions by the Company to recover Incentive Awards will be taken in accordance with applicable law and consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Final Rules Under the Dodd-Frank Act

This Policy has been adopted by the Board in advance of final rules or regulations (“Final Regulations”) expected to be issued by the U.S. Securities and Exchange Commission and/or the New York Stock Exchange that would implement the incentive-based compensation recovery requirements set forth in Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Board will revise or restate this Policy to the extent necessary to comply with the Final Regulations. Such revision or restatement may be made on a retroactive basis to the extent necessary to comply with the Final Regulations.

No Duplication of Recovery

There shall be no duplication of recovery under this Policy and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act.